Exhibit 99.1

Global Cash Access to Acquire Multimedia Games

Las Vegas, NV and Austin, TX — September 8, 2014 — Global Cash Access Holdings, Inc. (NYSE: GCA) and Multimedia Games Holding Company, Inc. (“Multimedia Games”) (Nasdaq: MGAM) announced today that they have entered into a merger agreement whereby GCA has agreed to acquire all the outstanding common stock of Multimedia Games for $36.50 per share, for an aggregate purchase price of approximately $1.2 billion in cash. The transaction has been unanimously approved by the boards of directors of the two companies.

“The acquisition of Multimedia Games represents a gaming-relevant transformational opportunity to combine two companies with rich gaming heritages and uniquely positions GCA as an important strategic partner to gaming operators by offering them deeper and more integrated solutions across their entire gaming floor,” remarked Ram V. Chary, President and Chief Executive Officer of GCA. “This acquisition further strengthens and broadens GCA’s portfolio of solutions, which has been embraced by our customer base,” added Mr. Chary.

Patrick J. Ramsey, Chief Executive Officer of Multimedia Games, noted, “We are excited about the opportunity this combination provides to leverage Multimedia Games’ creative and innovative game development capabilities with GCA’s expansive customer base to provide best-in-class, integrated solutions to the gaming community, and deliver increased value and scale to our respective customers and employees.”

Transaction Highlights

Pursuant to the merger agreement, GCA will acquire all of the outstanding stock of Multimedia Games for $36.50 per share in cash, representing a 31% premium to the closing stock price as of Friday, September 5, 2014, for an aggregate purchase price of approximately $1.2 billion. The proposed acquisition will be financed with debt and cash on hand for which GCA has secured committed debt financing. The proposed acquisition is subject to customary closing conditions, including receipt of MGAM shareholder approval and antitrust and gaming regulatory approvals, and is currently expected to be completed in early 2015.

The merger is expected to achieve approximately $30 million of synergies as a combined entity; and, on a pro forma basis, is estimated to generate about $800 million in revenues and approximately $217 million in Adjusted EBITDA based on the last twelve months results as of June 30, 2014. The transaction is expected to be immediately accretive to GCA stockholders as of the closing date of the acquisition.

Ram V. Chary will continue to serve as President and Chief Executive Officer of GCA. The combined company’s headquarters will remain in Las Vegas, NV and its game development operations will be based in Austin, TX.

Advisory Partners

The advisory partners for Global Cash Access included: BofA Merrill Lynch as its exclusive advisor on financial matters; and Pillsbury Winthrop Shaw Pittman and DLA Piper as advisors on legal matters. The advisory partners for Multimedia Games included: Wells Fargo Securities as its exclusive advisor on financial matters; and Latham & Watkins as advisor on legal matters.

BofA Merrill Lynch and Deutsche Bank have agreed to provide committed debt financing to Global Cash Access for the proposed acquisition.

Investor Conference Call and Webcast

GCA will host an investor conference call and simultaneous presentation to discuss the proposed transaction at 5:00 p.m. Eastern Daylight Time (“EDT”). The conference call may be accessed live over the phone by dialing (888) 801-6499 or for international callers by dialing (913) 312-9308. A replay will be available at 8:00 p.m. EDT and may be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 1638762. The replay will be available until September 15, 2014. The call will be webcast live from GCA’s website at www.gcainc.com under the Investor Relations section.

About Global Cash Access Holdings, Inc.

GCA is a leading provider of fully integrated cash access solutions and related services to the gaming industry. GCA’s products and services provide: (a) gaming establishment patrons access to cash through a variety of methods, including Automated Teller Machine (“ATM”) cash withdrawals, credit card cash access transactions, point-of-sale (“POS”) debit card transactions, check verification and warranty services and money transfers; (b) integrated cash access devices and related services, such as slot machine ticket redemption and jackpot kiosks to the gaming industry; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in States that offer intra-state, Internet-based gaming and lottery activities. More information is available at GCA’s website at www.gcainc.com.

About Multimedia Games Holding Company, Inc.

Through its wholly owned subsidiary, Multimedia Games, Inc., Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology. The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American and commercial casinos. Revenue is derived from gaming units in operation on revenue-sharing arrangements as well as from the sale of gaming units and systems that feature proprietary game content and game themes licensed from others. Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York. The company is focused on pursuing market expansion and new product development for commercial and tribal casinos and VLT markets.

Contacts

Investor and Media Relations — Global Cash Access

(702) 262-5068

ir@gcamail.com

Investor and Media Relations — Multimedia Games

(512) 334-7500

Additional Information

This communication is being made in respect of the proposed transaction involving GCA and Multimedia Games. The intention is that Multimedia Games will file with the SEC a proxy statement in connection with the proposed transaction with GCA. Multimedia Games also intends to file with the SEC other documents regarding the proposed transaction. The definitive proxy statement will be sent or given to the shareholders of Multimedia Games and will contain important information about the proposed transaction and related matters. MULTIMEDIA GAMES’ SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Multimedia Games with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders of Multimedia Games will be able to obtain free copies of the proxy statement from Multimedia Games by contacting Investor Relations by mail at Attn: Investor Relations, Multimedia Games, 206 Wild Basin Road, Building B, Fourth Floor, Austin, TX 78746.

Participants in the Solicitation

GCA and Multimedia Games and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about GCA’s directors and executive officers is included in GCA’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 11, 2014 and the proxy statement for GCA’s 2014 annual meeting of stockholders, filed with the SEC on April 8, 2014. Information about Multimedia Games’ directors and executive officers is included in Multimedia Games’ Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC on November 14, 2013 and in the proxy statement for Multimedia Games’ 2014 annual meeting of shareholders, filed with the SEC on January 10, 2014. Additional information regarding these persons and their interests in the merger will be included in the proxy statement relating to the proposed merger when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Throughout this document pertaining to the merger transaction between GCA and Multimedia Games, we make forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Although we believe the expectations reflected in any forward-looking statements are reasonable, they involve known and unknown risks and uncertainties, are not guarantees of future performance, and actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements and any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, GCA or Multimedia Games or their respective businesses or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of Multimedia Games to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); (2) litigation relating to the merger; (3) uncertainties as to the timing of the consummation of the merger and the ability of each of GCA and Multimedia Games to consummate the merger; (4) risks that the proposed transaction disrupts the current plans and operations of GCA and/or Multimedia Games; (5) the ability of GCA and Multimedia Games to retain and hire key personnel; (6) competitive responses to the proposed merger; (7) unexpected costs, charges or expenses resulting from the merger; (8) the failure by GCA to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (9) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in GCA’s and Multimedia Games’ most recent Annual Reports on Form 10-K, and GCA’s and Multimedia Games’ more recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. GCA and Multimedia Games can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, neither GCA nor Multimedia Games undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. GCA and Multimedia Games do not intend, and assume no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this communication.

Additional Notes

This press release may contain industry market data, industry forecasts and other statistical information. Such information has been obtained from publicly available information and industry publications. GCA has not independently verified such information and makes no repress releases as to the accuracy of such information.

Non-GAAP Financial Measures

This press release includes several financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (GAAP). As used herein, Adjusted EBITDA is a non-GAAP measurement presented herein as a supplemental disclosure. GCA defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, and equity compensation expense. Multimedia Games defines Adjusted EBITDA as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights. As shown in this press release, Adjusted EBITDA for the combined company is presented based on the combination of GCA’s consolidated Adjusted EBITDA and Multimedia Games’ consolidated Adjusted EBITDA for the trailing 12-month period ended June 30, 2014, taking into account synergies GCA expects to achieve. Adjusted EBITDA is presented herein for informational purposes only and does not represent “pro forma” amounts determined in accordance with SEC rules and regulations.

Source

Global Cash Access Holdings, Inc.